Exhibit 5.1

			    CHOATE, HALL & STEWART
	       A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

				EXCHANGE PLACE
				53 STATE STREET
		       BOSTON, MASSACHUSETTS  02109-2891
			    TELEPHONE (617) 248-5000
			    FACSIMILE (617) 248-4000
				 TELEX 49615860



						December 1, 1995



Stratus Computer, Inc.
55 Fairbanks Boulevard
Marlborough, Massachusetts 01752

Ladies and Gentlemen:

      This opinion is delivered to you in connection with the Registration Statement on Form S-8 (the Registration Statement ) to be filed on December 1, 1995 by Stratus Computer, Inc. (the Company ) under the Securities Act of 1933, as amended, for registration under said Act of 2,100,000 shares of common stock, $.01 par value (the Common Stock ), of the Company.

      We are familiar with the Company s Articles of Organization, as amended, its By-Laws, as amended, and the records of its corporate proceedings. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

      Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its Stock Option Plan (January, 1983), its Non-Qualified Common Stock Option Plan and its Employee Stock Purchase Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

      We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm under the heading Interests of Named Experts and Counsel in Part II of the Registration Statement.

						Very truly yours,

						CHOATE, HALL & STEWART